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                                                                    Exhibit 4(d)

                           COMPANY MERGER ENDORSEMENT

This endorsement is issued due to the merger of CUNA Mutual Life Insurance Company into CUNA Mutual Insurance Society. It is now a part of your policy. It amends the following references that may appear:

1. "CUNA Mutual Life Insurance Company" is changed to "CUNA Mutual Insurance Society".

2. "CUNA Mutual Life Insurance Account" is changed to "CUNA Mutual Variable Life Insurance Account".

3. "CUNA Mutual Life Group Variable Annuity Account" is changed to "CUNA Mutual Group Variable Annuity Account".

4. "CUNA Mutual Life Variable Annuity Account" is changed to "CUNA Mutual Variable Annuity Account".

CUNA Mutual Insurance Society now has all obligations under your policy, the same as if it had originally issued the policy. Any premiums due on the policy and claims are to be sent to CUNA Mutual Insurance Society. All benefits and other terms of your policy are unchanged.

The effective date of this Endorsement is December 31, 2007.

                          CUNA MUTUAL INSURANCE SOCIETY
                                2000 Heritage Way
                                Waverly, IA 50677

                             [Phone: 1-800-XXX-XXXX]


                             /s/ Jeff Post
                             President

                 PLEASE ATTACH THIS ENDORSEMENT TO YOUR POLICY.